UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2010
MAKEMUSIC, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation)

0-26192 (Commission File Number)	41-1716250 (IRS Employer Identification No.)
7615 Golden Triangle Drive, Suite M
Eden Prairie, Minnesota 55344-3848
(Address of Principal Executive Offices) (Zip Code)
(952) 937-9611
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Chief Executive Officer Ron Raup
     On November 10, 2010, the Board of Directors (the “Board”) of MakeMusic, Inc. (the “Company”) accepted the resignation of Ronald B. Raup as Chief Executive Officer and Director. The Company and Mr. Raup have entered into a Separation Agreement and Release (the “Separation Agreement”) dated effective as of November 10, 2010. Consistent with the terms of Mr. Raup’s employment agreement, the Separation Agreement provides for 12 months of severance pay at his ending base salary, payment of a pro-rated portion of any incentive compensation that would have been earned for the calendar year, and payment for accrued but unused vacation time.
Appointment of Jeff Koch as Interim Chief Executive Officer
     On November 10, 2010, the Board unanimously approved the appointment of Jeffrey A. Koch to serve as interim chief executive officer. Mr. Koch has served as a director since July 2006 and as chairman of the Board since October 2006. Mr. Koch previously served as the Chief Executive Officer of LaunchEquity Partners as well as Chairman of the Board of Peaksware, LLC. He has also been a Principal and the Head of High Yield Investments at both Metropolitan West Asset Management and Strong Capital Management.
     The Company and Mr. Koch have entered into an Employment Agreement (the “Employment Agreement”) dated effective as of November 10, 2010. The Employment Agreement provides for an initial annualized base salary of $222,480 and standard employee benefits available to the Company’s executive officers, such as medical and dental insurance, retirement plans, life insurance and disability plans. In addition, Mr. Koch will be reimbursed for up to $3,600 per month for travel and housing expenses. Mr. Koch will also be eligible to participate in MakeMusic’s executive incentive bonus plan. Upon commencement of his employment, Mr. Koch will be granted a five-year stock option to purchase 50,000 shares of the Company’s common stock. The option will vest ratably over 12 months and have an exercise price equal to the Company’s closing stock price on the date of grant.
     The Employment Agreement may be terminated by either the Company or Mr. Koch on 30 days’ written notice to the other party. If the Company terminates the agreement prior to November 9, 2011, the Company will be required to pay Mr. Koch severance pay equal to his salary through that date. The Employment Agreement contains standard terms relating to assignment of inventions, confidentiality, non-competition and indemnification.
Appointment of Karen VanDerBosch as Chief Operating Officer
     On November 10, 2010, Karen L. VanDerBosch was appointed to serve as the Company’s Chief Operating Officer. Ms. VanDerBosch will continue to serve as the Company’ chief financial officer, a position she has held since December 2006. Before joining MakeMusic, Ms. VanDerBosch, served as the chief financial officer of Sagebrush Corporation, a privately held developer of library automation software, and services, analytical software and book re-binder for the K-12 education market.
Resignation of Directors Andy Stephens and Michael Cahr
     On November 10, 2010, Andrew C. Stephens and Michael E. Cahr resigned as directors of the Company. The resignations of Messers. Stephens and Cahr were intended to bring the number of directors into parity with the size of the Company, and were not related to any disagreement with the Company. At the time of his resignation, Mr. Cahr served on the audit and compensation committees.

Item 8.01	Other Events.
     On November 10, 2010, the Company issued a press release to announce the changes to its management team. The press release also announced that the Board of Directors has approved a stock repurchase plan by which the Company may acquire up to $10 million of its common stock. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(a)	Financial statements: None.

(b)	Pro forma financial information: None.

(c)	Shell company transactions: None.

(d)	Exhibits:
99.1	Press release dated November 10, 2010

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 15, 2010

MAKEMUSIC, INC.
/s/ Karen L. VanDerBosch
Karen L. VanDerBosch
Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX
MakeMusic, Inc.
Form 8-K Current Report

Exhibit
Number	Description
99.1	Press Release dated November 10, 2010

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